Exhibit 10.29

AGREEMENT

between

ELMET TECHNOLOGIES LLC

and

TEAMSTERS LOCAL UNION #340

a/w

INTERNATIONAL BROTHERHOOD

OF TEAMSTERS

EFFECTIVE: May 15, 2025

THROUGH: May 15, 2028

Table of Contents

ARTICLE 1	1

Recognition - Bargaining Unit - Coverage	1

Recognition	1

Bargaining Unit	1

Coverage	2

ARTICLE 2	2

Union Security- Union Activity on Premises - New Hire Probation	2

Union Security	2

Union Activity on Premises	3

New Hire Probationary Period	3

ARTICLE 3	3

Management Rights	3

ARTICLE 4	4

Normal Workweek - Work Schedules - Overtime - Punching In and Out.	4

Normal Workweek	4

Work Schedules	4

Overtime	5

ARTICLE 5	6

Wages - Shift Premiums - Call-in Time	5

Wages	6

Shift Premiums	7

Training Premiums	7

Call-in Time	7

ARTICLE 6	8

Holidays	8

ARTICLE 7	9

Vacation	9

ARTICLE 8	10

Employee Health & Welfare	10

ARTICLE 9	11

Pension	11

ARTICLE 10	11

Lost Time Due to Work Accident	11

ARTICLE 11	12

Bereavement Leave - Jury Duty - Military Leave	12

Death in the Immediate Family	12

Jury and Military Duty	12

Military Training Leave	13

ARTICLE 12	13

Rest and Lunch Periods	13

ARTICLE 13	14

Safety and Health Conditions	14

ARTICLE 14	14

Tool Allowance	14

ARTICLE 15	15

Seniority	15

ARTICLE 16	16

Transfers	16

ARTICLE 17	17

Bulletin Boards	17

ARTICLE 18	18

Shop Stewards	18

ARTICLE 19	20

Grievances - Arbitration	20

Grievances	20

Arbitration	20

ARTICLE 20	21

Strikes and Lockouts	21

ARTICLE 21	22

Alteration of Agreement	22

ARTICLE 22	22

Group Leaders	22

ARTICLE 23	23

Joint Standing Committee	23

AGREEMENT entered into this 15 day of May 2025 by and between Elmet Technologies LLC, of Lewiston, Maine, hereinafter referred to as the "Company" and Local Union 340 a/w International Brotherhood of Teamsters, hereinafter referred to as "Local 340" and/or the "Union."

ARTICLE 1

Recognition - Bargaining Unit - Coverage

Recognition

1.1 The Company recognizes the Union as the exclusive bargaining agent for its employees employed within the unit, as described herein, for the purpose of collective bargaining with respect to wages, hours and all other terms and conditions of employment.

Bargaining Unit

1.2 The bargaining unit shall be defined as all production and equipment maintenance and repair employees, including group leaders, Elmet electricians, inspectors, janitors and shipping/receiving department employees.

Excluded from the bargaining unit shall be all other employees, including temporary workers and retirees, office clerical, professional, accounting, secretarial, plant clerical, engineering technician, CMM programming, timekeepers, watchmen, security guards, and all supervisors as defined in the National Labor Relations Act, and all the employees not expressly included in the above bargaining unit.

Pay Grades and Job Classifications within the bargaining unit are set forth in Appendix A.

1.3	(a) The Company reserves the right to hire temporary employees to work in bargaining unit classifications on a part-time or full-time basis, so long as the duration of work is less than 120 days and the position has been posted for current employees to bid on and/or a person has not yet been released from their current position to transfer. If the parties mutually agree an extension may occur and will not be arbitrarily denied. If the parties do not agree to an extension the senior employee in that classification on a rotating basis (daily), shall be paid their hourly rate for each hour the temporary employee works beyond 120 days.

(b) Retirees may work on a part time basis up to 25 hours per week.

(c) Total hours for all temporary workers and retirees shall be capped, in each calendar quarter, to a maximum of 10 percent of the total hours worked by all full-time bargaining unit members, as calculated from total hours worked during the immediately preceding calendar quarter. Temporary workers/retirees shall have no benefit or pension rights under this Agreement, nor rights of bumping or recall as specified by Article 15.

1.4 The Company shall have the exclusive right to outsource all work that is not production related (landscaping, security, premises maintenance cleaning & repair, paving, building upgrades and expansion, etc.) to non-union vendors, at its discretion, provided however, all work that is currently being performed by unit members shall continue to be allocated to unit members unless no such unit members possess the skill and ability to undertake the work at issue or cannot be easily trained to do so. Production components may be outsourced if current equipment or processes are not capable to create a quality product at a cost-effective rate, allowing the company to reasonably bid on work.

1.5 It is the discretion of management to clean areas that a reasonable person would determine not adequate to support hygiene safety, and / or business operations outside of productions areas.

Coverage

1.6 The terms and conditions of employment contained in this Agreement shall be binding upon the successors and assigns of the Company. This Agreement shall cover the Division of the Company located at Lewiston, Maine. If the Company's Lewiston plant or any department thereof shall be closed and the Company shall simultaneously open a corresponding plant or department elsewhere in Maine, it will offer the jobs in such other plant or department to persons displaced at the Lewiston Plant as a result of such closing to the extent that the skills of its former employees are those required in this new plant or department, giving due regard to seniority.

ARTICLE 2

Union Security - Union Activity on Premises - New Hire Probation

Union Security

2.1 All present regular employees who are members of the Union on the effective date of this Agreement or on the date of execution of this Agreement, whichever is the later, shall remain members of the Union in good standing as a condition of employment. All probationary employees and all employees who are hired hereafter shall become and remain members in good standing of the Union as a condition of employment within seven (7) days after the completion of their probationary period.

2.2 The Company agrees to deduct from the pay of all employees covered by this Agreement, the dues of this Local Union and agrees to remit to said Local Union all such deductions prior to the end of the month for which the deduction is made. Where laws require written authorization by the employee, the same is to be furnished in the form required. No deduction shall be made which is prohibited by applicable law. Where an employee who is on check off is not on the payroll during the week in which the deduction is to be made, or who has no earnings or insufficient earnings during that week or is on leave of absence, the employee must make arrangements with the Union to pay such dues in advance. If the rate of Union dues shall be changed during the term hereof, the Union shall certify the new rate to the Company in writing at least two (2) weeks prior to the effective date of such new rate.

Union Activity on Premises

2.3 The Union agrees that there will be no transaction of Union business on Company property except for meetings between representatives of the Union and of management or meetings between aggrieved employees and stewards provided for herein.

New Hire Probationary Period

2.4 All employees hired by the Company after the effective date of this Agreement shall be deemed for the first ninety (90) calendar days to be engaged for a probationary period (unless they are being recalled from a layoff). All such employees may be laid-off, dismissed, or disciplined during such probationary period by management with or without cause.

2.5 As part of the new hire orientation organized and directed by the Company, there will be a regular, scheduled component of 15 minutes for a union representative to meet with the new employee(s) to discuss union information.

ARTICLE 3

Management Rights

3.1 Subject only to provisions expressly set forth in this Agreement, the Company shall be free to exercise its rights of ownership and management and to direct its working force, as its business operations require, including but not limited to right to suspend or terminate for just cause any Employee.

3.2 The Union recognizes that the Company has established and implemented a set of written plant rules, attached and incorporated into this Agreement as Appendix D, which apply to Employees and may be reasonably enforced to assure safe and orderly plant operations. The parties understand and agree that, only when the plant rules set forth in Appendix D directly conflict with the provisions of this Agreement shall the provisions in this Agreement control.

ARTICLE 4

Normal Workweek - Work Schedules - Overtime - Punching In and Out

Normal Workweek

4.1 The normal workweek runs Monday- Sunday.

4.2 Employees are expected to be at their workstations ready to work at the beginning of their shift and are expected to continue working until the end of their shift. There will be a fourteen (14) minute grace period for employees to clock in before the start of the shift. Pay will begin at the scheduled shift start. For employees who are late, pay will begin when they clock in. Late employees are expected to go immediately to work. At the end of a shift there will be a seven (7) minute grace period after the end of the shift for employees to punch out. Pay will end at the scheduled shift end. Employees working beyond their shift end and seven-minute grace period will be paid until they clock out. See Section 12.5 for clean-up and wash time.

4.4 Employees are allowed but not required to use personal cell phones to punch In and Out for their shift. Otherwise, kiosk is available.

Work Schedules

4.5 The standard operating schedules will be:

A1: M–F 7:00 A.M. to 3:00 P.M.

A1S: M–F 8:00 A.M. to 4:00 P.M.

A2: M–F 3:00 P.M. to 11:00 P.M.

A3: M–F 11:00 P.M. to 7:00 A.M.

B1: M–Th 5:00 A.M. to 3:00 P.M.

B2: M–Th 3:00 P.M. to 1:00A.M.

C1: F–Su 5:00 A.M. to 5:00 P.M.

C2: F–Su 5:00 P.M. to 5:00 A.M.

4.6	(a) Shift schedules other than the standard operating schedule may be implemented by the Company, for particular job classifications, based upon business need.

(i) Changes from one standard shift to another requires one full shift weeks advance notice (5 days) to the employee, which may be waived by the employee. The company will work with employees transitioning from C2 to A1 to minimize the impact of the shift change.

(ii) Whenever necessary in the interest of efficient operation; the workweek, starting time, or schedule of any shift or any individual job may be changed by the Company. Notice will be given to the Union Representative (Business Agent or Steward) of no less than one(1) week (5 days) in advance of such change.

(iii) A full-time employee who is called in for the convenience of the Company before their regularly scheduled shift shall be granted the opportunity of working out their regularly scheduled shift.

(b)	The parties recognize that the ability to retain as well as gain additional business is dependent on being responsive to customers. The Company shall have the right to develop solutions necessary to meet operational needs and customer demand, which may include the implementation of non-standard operating schedules. In the event the Company implements an operating schedule other than the standard schedule, the following shall apply:

(i) Bargaining unit members will be given reasonable notice, of not less than five (5) days, of the commencement of any non-standard operating schedule.

(ii) Upon implementation of a non-standard operating schedule, a meeting will be conducted in advance with the Union and the Support Staff (such as electricians, machinists, etc.) to determine the best way to provide support services on the new schedule.

Overtime

4.7 Time and one-half shall be paid for all time worked in excess of forty (40) hours.

4.8 The calculation of overtime shall include set holidays, but not include other forms of non-worked paid time in any week (such as floating holiday pay, vacation, time on jury duty, bereavement leave, etc.), provided however, in any workweek in which a unit member is compulsed to work hours outside their regular schedule, any non-worked paid time recorded by that unit member, in that workweek, shall be counted toward the calculation of overtime hours in that workweek.

4.9 The Company shall distribute overtime among full time employees within their respective job classifications, as follows:

(a) With respect to the distribution of voluntary overtime, preference will be given to unit members according to their plant-wide seniority, rotating from the top of the applicable seniority list in descending order, starting immediately after the name of the last unit member who so volunteered.

(b) With respect to the distribution of mandatory overtime, assignments will be distributed according to plant-wide seniority, rotating from the bottom of the applicable seniority list in ascending order, starting immediately after the name of the last unit member who was compulsed.

(c) For purposes of the application of both (a) and (b), seniority determinations shall be limited to and confined within each affected unit member's regular job classification.

(d) With respect to the distribution of mandatory overtime, no unit member shall be required to work overtime in more than four (4) consecutive workweeks. Subject to the provisions of 4.8, the Company agrees that for each period of mandatory overtime imposed by the Company, there shall be a period of equal duration during which time the Company shall not compulse overtime.

(e) If a pattern develops in the Company's administration of mandatory overtime over any sixteen (16) week period, the pattern will be discussed at the next scheduled meeting of the Joint Standing Committee, so that potential alternatives can be identified.

4.10 The Company will provide a minimum of four calendar (4) days advance notice of any compulsed overtime.

(a) Employees will not be compulsed to work on set Company Holidays or on currently scheduled and approved time off.

(b) If an employee is approved for a full vacation day or floating holiday on either a Friday or Monday, they will not be compulsed to work on the weekend immediately following a Friday approved day off or before a Monday approved day off if that weekend is scheduled for mandatory overtime.

4.11 In the event of an emergency situation at the plant, including but not limited to fire, flood, natural disaster, unanticipated shutdown, chemical release and/or utility failure, as declared by the Company, any unit member may be called in to work or required to work overtime, without advance notice. During such emergency situations, if the Company cannot adequately staff positions using unit members, it may do so with non-bargaining unit members for the duration of the emergency situation.

ARTICLE 5

Wages - Shift Premiums - Call-in Time

Wages

5.1 Wage rates listed by labor grade are set forth in Appendix A. Unit members shall be entitled to receive annual increases to their respective wage rates, as follows: to be implemented starting the Monday after contract ratification. Year 2 and 3 will be the corresponding Monday in the following years.

Year 1 = 5%

Year 2 = 4%

Year 3 = 3%

5.2 Any full-time employee assigned to work in a higher rated labor grade shall receive the higher rate for the hours worked in the higher job grade.

5.3 Full-time employees assigned to work on a lower rated labor grade due to lack of work on their own jobs shall suffer no reduction in pay for the first day of work in such lower rated labor grade.

Shift Premiums

5.4 The 2nd shift premium shall be 10 percent per hour on the base hourly rate. The 3rd shift premium shall be 20 percent per hour on the base hourly rate.

5.5 Full time employees assigned to the off shifts will receive shift premium on holidays and vacation time.

5.6 Whenever a full-time employees' work assignment requires them to work on two shifts, they will be paid the applicable premium of that shift in which they work at least fifty (50) percent of their hours in a work day.

Training Premiums

5.7 Whenever an employee is assigned to train another employee (and only when) on their scheduled shift they shall receive an additional $1.00 per hour training premium.

If an employee agrees to an assignment to train another employee on a shift other than their regularly scheduled shift, in addition to the training premium above, the employee shall receive an addition $3.00 per hour for an assignment to 2nd shift, or an additional $5.00 per hour for an assignment to 3rd shift or a weekend (C) shift.

Call-in Time

5.8 Any full-time employee reporting for work after being called in subsequent to the termination of their regular shift shall be paid a minimum of four (4) hours. If the call-in is prior to an employees' shift, they will be paid a minimum of 4 hours for their inconvenience for the hours up to the beginning of the shift.

ARTICLE 6

Holidays

6.1 Full-time bargaining unit members shall be entitled to nine (9) paid holidays in each calendar year, as follows:

New Year's Day	Veterans Day
Memorial Day	Thanksgiving Day
Independence Day	Day after Thanksgiving
Labor Day	Christmas Day
Christmas Eve

6.2 In addition to the paid set holidays identified above, full-time bargaining unit members shall be entitled to two (2) additional floating holidays. Two shifts of hours will be loaded to a Floating Holiday accrual at the beginning of the calendar year, after completion of the probationary period. Employees hired on or after July 1st of the year will receive a one shift floating holiday after completion of the probationary period. Floating holidays must be used in either half or full shift increments. Floating holidays must be scheduled in advance and will not carry forward past year end.

A1, A1S, A2, A3	Receive 2 (two) 8 (eight) hour Floating Holiday
B1, B2	Receive 2 (two) 10 (ten) hour Floating Holiday
C1, C2	Receive 2 (two) 12 (twelve) hour Floating Holiday

6.3 Holiday pay for full-time bargaining unit members shall be computed at the rate of their scheduled shift hours including shift premium. . Holiday pay will be calculated based on the start of the scheduled shift within the work week.

Example: C2 shift. Punch in Sunday 5pm, punch out Monday 5am. Since the Holiday is Monday, this falls within the next pay period and would receive 8 hours on the next pay period for the Holiday.

6.4 Hours worked on a scheduled Holiday shall be paid at time and one-half including shift premium.

6.5 In order for holiday pay to be received, employees must work their full regularly scheduled shift immediately preceding and following the holiday. A (7) seven-minute grace period will be given to the employee. Time missed must be approved by direct supervisor to not results in disqualification for holiday pay. Any time missed due to company approved bereavement leave, jury duty, military leave, FMLA will also not disqualify member from holiday pay In the event that the employee has a scheduled and approved vacation for one of these shifts, the employee must work their last shift before the scheduled vacation begins and after the vacation ends.

ARTICLE 7

Vacation

7.1 For the purpose of calculating vacation time and pay, the Company shall base its computations on the employees' hire date.

Length of Service	Vacation Pay Allotment
Less than 1 years	80 hours
1 years but less than 3 years	100 hours
3 years but less than 7 years	120 hours
7 years but less than 12 years	140 hours
12 years but less than 20 years	160 hours
20 years or more	180 hours

7.2 Employees will earn 1112th of the current years' vacation allocation at the end of each month in which they have worked a minimum of one hundred twenty (120) hours.

7.3 Vacation time may not be taken until earned.

7.4 The Company shall limit the amount of vacation a unit member may carry at any one time in their vacation bank capped at 150% of their annual hours or for or a max of 180 hours. Accruals will stop at that time until the balance drops below the annual hours cap.

7.5 Employees who retire having worked at least 1,040 hours in their final calendar year will be paid for any remaining vacation time they would have earned in that year. Eligibility for this benefit shall be limited to those employees who retire at fifty-five (55) or older and who have thirty

(30) or more years of service.

7.6 Bargaining unit members shall be eligible to receive the value of any accrued, unused vacation at the time they are separated from employment, regardless of the reason.

7.7 Bargaining unit members may sell back up to half of their accrued vacation capped at one week, one time per calendar year.

7.8 No more than fifteen (15) percent of the total number of employees in any single job classification on a shift may schedule time off at the same time rounded to the next whole employee. In applying this limit, scheduling preference will be determined based upon plant seniority within each job classification. Consideration will be given to those who have already scheduled in advance, at the discretion of the company management.

7.9 The Company shall have the right to limit or otherwise restrict the use of vacation time during plant shutdown periods for bargaining unit members. Should the Company decide to continue production in a certain job classification during a plant shutdown, this work will first be made available to employees within that classification based on their seniority. Employees without vacation may also perform work outside of their classification providing that the work has been made available to the employees within that classification first.

7.10 An employee shall, if the Company so requires, work during a total or partial shutdown, in which case the employee shall be given the option of taking their vacation at a date at the convenience of the Company and the employee, or accepting vacation pay in lieu thereof.

ARTICLE 8

Employee Health & Welfare

8.1 It is agreed that the Company shall offer to all of its unionized employees and their dependents the same health benefits as those offered to salaried employees, with the addition of the Allegiant Care Plan option. For any unionized employee and their dependents who elect health coverage through Allegiant Care (which is mandated by the union for members hired before 4/15/2013), the Company's premium contribution obligations for such coverage of any unionized employee and their dependents shall not exceed the premium contribution dollars provided by the Company for similarly-situated salaried employees and their dependents, at the applicable, corresponding coverage levels (i.e., employee-only, employee and spouse, or employee/spouse/dependents), and any additional premium contribution that is required for coverage at the applicable, corresponding levels shall be borne by the unionized employee and shall not be the obligation of the Company. The Company further agrees that unit members shall be subject to the same premium dollar contribution as applies to the Company's salaried employees, such that, if applicable premium dollars for salaried employees change over the duration of this Agreement, the applicable premium dollar contributions for unit members will continue to match those for salaried employees. The company will not decrease its contribution level over the life of this contract.

8.2 It is further agreed the Company will offer Short Term Disability benefits after 90 days of employment, calculated at 60% of your base scheduled wages per week and a Life Insurance Policy of 1.5 times your annual wage to unit members.

8.3 The Company will provide an Employee Assistance Program (EAP) to all full-time bargaining unit members.

8.4 The Elmet Technologies LLC Summary Plan Descriptions contain details and requirements for all the medical, dental, life, accident & sickness insurance programs.

8.5 Short Term Disability is not available until after 90 days of employment.

8.6 Union and the Company agree the Maine Paid Family Leave cost will be split 50/50 starting when payments are required.

ARTICLE 9

Pension

9.1 Subject to the language set forth in 9.2, which is intended to supersede any rights or obligations that predate the execution of this Agreement, the Company agrees to be bound by the provisions of Appendix B, which incorporates portions of former Article 17 of the Agreement between Elmet Technologies, Inc. and Truck Drivers, Warehouseman, and Helpers Union Local #340 a/w International Brotherhood of Teamsters, executed on April 15, 2013.

9.2 The Company shall have no obligation to contribute to the Pension Fund on behalf of any part-time employee and part-time employees shall have no rights whatsoever to any benefits from the Pension Fund other than those benefits earned and accrued, if any, as a result of an employee's tenure as an eligible full-time employee.

ARTICLE 10

Lost Time Due to Work Accident

10.1 An employee shall not suffer loss of pay for time lost on the day of injury if spent receiving medical attention for accidents occurring on Company premises during working hours.

10.2 An employee who has been required to receive medical attention under the preceding sentence and who, within seven (7) calendar days thereafter, is required to return for examination or treatment, shall not suffer loss of pay for work time lost in such examination and treatment, nor for work time lost in traveling to the hospital or doctor's office and returning therefrom, provided that they are actively working for the Company in the remaining hours in the day.

ARTICLE 11

Bereavement Leave - Jury Duty - Military Leave

Death in the Immediate Family

11.1 In the event of death in the immediate family of a full-time employee, such full-time employee will receive pay at their base rate, including applicable group leader pay, for up to three (3) regularly scheduled working days, provided that said days are taken between the date of such death and the date of the ceremony, both dates inclusive. Two (2) additional days may be taken unpaid, but without attendance ramifications to attend to funeral arrangements, probate etc. during the six months following the death. Proof of activity and association with the death may be required for all 5 days.

11.2 The immediate family is defined herein to mean the employee's husband or wife (including domestic partners registered or otherwise), child, mother, father, brother, sister, stepmother, stepfather, stepchildren, grandchildren, grandparents, grandparents-in-law, mother-in law, and father-in-law.

11.3 Additional unpaid days or unpaid time for extended family members not included above may be approved on a case-by-case basis.

Jury and Military Duty

11.4 In the case of a full-time employee who is called on and reports for jury duty, they shall be paid their regular rate of pay for the period spent on said jury duty or for time spent in reporting thereof, even though excused from service to a limit of 40 hours during any week. The Employee is required to report to the Company for work on any day when their excuse from jury duty will permit them to work three (3) or more hours when the excused hours of jury duty correspond with the employee's regular hours of work. On a day when an off-shift full-time employee has served four (4) hours or more on jury duty, they will not be required to report to work. In instances where an off-shift full-time employee serves less than four (4) hours, they must report to their regular shift and work until the combined hours of jury duty and work total eight (8) hours.

11.5 It is understood that an employee, upon receiving notice to report for jury duty, will immediately upon receipt thereof, show the same to their immediate supervisor. When it is necessary for production reasons, employees notified to report for jury service will cooperate with the Company in having the proposed jury service postponed to a later date, it being understood that in seeking such postponement the Company will request of the court that such jury service will not interfere with the employee's normal vacation.

Military Training Leave

11.6 In the case of a full-time employee who is required to attend annual two-week encampment of a regular unit of the U.S. National Guard, they shall be granted a military pay differential for up to two (2) weeks. Such military pay differential shall be the amount, if any, by which the straight time earnings lost by them by reason of such service (calculated on the basis of the actual work week then in effect for their job, up to a maximum of forty (40) hours) exceed the pay received by them for such service over that period.

ARTICLE 12

Rest and Lunch Periods

12.1 A paid lunch period of twenty (20) minutes shall be part of each shift.

12.2 Two (2) daily rest periods, one in the first half and one in the second half of each shift, each of ten (10) minutes duration, shall be allowed all full-time employees

12.3 The starting and ending times of rest and lunch periods shall be established by the Company and may be changed by the Company from time to time.

12.4 An employee who is scheduled to remain on duty after the end of their regular shift for the purpose of performing work of two (2) hours or more shall be entitled to a paid ten (10) minute rest period at the end of the regular shift and an additional paid ten (10) minute rest period for each two (2) hour increment thereafter.

12.5 Five (5) minutes shall be allocated for employees to wash up prior to their lunch period. At the end of each shift ten (10) minutes shall be utilized to clean up the work area and equipment, with the last five (5) minutes of each shift for the employee to wash up. In exceptional circumstances additional wash-up time will be granted by the company.

12.6 Employees shall be allowed to use their cell phones for personal use during regular paid breaks. Employees may use cell phones during work time for company business purposes only.

12.7 Employees are not permitted to leave the premises during paid lunch or breaks.

ARTICLE 13

Safety and Health Conditions

13.1 The Company shall continue to furnish and maintain safe and healthful sanitary conditions, and suitable washing facilities, with hot and cold water, paper towels, and soap. The Company will maintain the current level of manufacturing restrooms, with exceptions for repair and renovation.

13.2 Employees will be reimbursed for the purchase of safety shoes and inserts per the table below per year.

	Regular Safety Shoes	Required Metatarsal
Year 1	$163	$217
Year2	$168	$224
Year 3	$173	$231

13.3 Employees will be reimbursed for the purchase of one (1) pair of prescription safety glasses every other calendar year, up to a $244, $251, and $259 maximum in the first, second and third year of the contract respectively. Employees are not eligible for the first 90 days of employment.

13.4 The company will provide appropriate garb to help with clothing cleanliness and safety. The company will repair or replace as needed.

13.5 When indoor temperatures (as determined by the company purchased, maintained and located thermometers) consistently exceed 95 degrees, or are consistently below 58 degrees the company will make a good faith effort to provide affected employees with relief and/or rectify the issue. Such affected individuals will be provided an additional ten (10) minute break.

13.6 Employees working in Reduction are required to wear safety shoes with internal metatarsal guards. Employees who wish to have Metatarsal guards outside of Reduction may submit a request which will be reviewed on a case-by-case basis.

ARTICLE 14

Tool Allowance

14.1 Maintenance Technicians, Machinists shall receive a $325, $335, and $345 per year tool allowance in years 1, 2 and 3 respectively for work related new tools or to replace tools broken or damaged at work during the life of this Agreement. Amounts not spent in one year may be rolled over to the next year.

14.2 Reimbursement for the tools will apply after tools are received. In the event payment is required prior to receiving the tool, the Company may pay for the tool directly and update the employees' tools allowance as needed.

ARTICLE 15

Seniority

15.1 The Company shall recognize the principle of seniority in connection with layoffs, bumping rights, recall from layoff, job transfers, in the assignment of work shifts, and the scheduling of days off and vacation periods. For the purpose of determining the rights of bargaining unit members, seniority shall be defined on a plant-wide basis, calculated from the commencement of an employee's last period of continuous service with the Company.

15.2 The Company shall revise its Seniority List on a periodic basis, reflecting new hires, recalls, job transfers and terminations. Seniority Lists shall be provided to the union upon request.

15.3 To avoid permanent layoffs the Company may choose to furlough employees on a voluntary or involuntary basis. Involuntary layoffs (which will be based on plant seniority in affected departments) are capped at two-weeks per employee. Employees who have been furloughed will make arrangements with HR for repayment of the employee portion of benefits maintained while the individual was on furlough.

15.4 In the matter of determining which unit member(s) are subject to layoff, plant-wide seniority shall be limited to and confined within the relevant job classification(s) identified for reduction. Employees bumping into a new job classification must be able to qualify in the new position per article 16.6 or they will be subject to lay off. Employees displacing temporary workers who are performing non-bargaining unit work shall be paid the temps rate of pay and will stay only the duration the temp was expected to work.

15.5 Unit members shall exercise bumping rights as follows:

(a)	Once the Company identifies unit members that may be subject to layoff, all such unit members shall be listed according to their plant-wide seniority. Starting with the most senior unit member on that list and running in order downward, each listed unit member may bump the least senior unit member (according to their plant-wide seniority) who holds any job classification for which the listed unit member possesses the required technical skills and abilities. If no such job classification exists, the listed unit member shall be subject to layoff.

(b)	Full-time bargaining unit members who have less than two (2) years plant-wide seniority shall have no bumping rights. If there is a layoff in such an employee's job classification and no temporary or part-time jobs are available in the bargaining unit, they shall be subject to layoff.

(c)	Bargaining unit members who perform duties on a less than full-time basis shall have no rights in connection with layoffs, bumping, recall from layoff, job transfers, or in the assignment of work shifts under this Agreement.

15.6 In the matter of bargaining unit member job transfers and recall from layoff, the following factors shall apply:

(a)	Demonstrated job skills, minimum job requirements and technical competency to perform the position at issue, as determined by the Company

(b)	Plant-wide seniority

(c)	Only where factor (a) is determined to be equal between employees shall factor (b) prevail

In	the case of a recall from layoff, every effort will be made to prioritize plant seniority.

15.7 Bargaining unit members who are recalled from layoff status shall be required to report to work within two (2) week of receipt of confirmed notification to the unit member.

15.8 Bargaining unit members shall lose their seniority rights and status as employees of the Company for the following reasons:

(a)	Resignation or retirement

(b)	Termination for cause

(c)	Failure to return to work following recall as required in 15.7 above

(d)	Absence from work due to job injury in excess of twenty-four (24) months

(e)	After absence from work for any reason (other than for job injury or military leave) for a period of time in excess of one-half of their total period of continuous employment or one (1) year, whichever is less

(f)	Taking leave of absence without permission or exceeding the leave of absence agreed upon by the Company.

(g)	Unexcused absence from work for three (3) consecutive scheduled days

15.9 In the event that a leave of absence is granted to an employee, seniority ceases if said employee, in the meantime, takes other employment during said leave of absence, and all accumulated seniority is forever lost and the Company reserves the right to refuse to rehire the employee at any time thereafter.

15.10 Shop stewards shall be accorded super-seniority in connection with layoffs, provided they can perform the operations to which they are assigned, and in so doing the Company agrees not to discriminate against them

ARTICLE 16

Transfers

16.1 Whenever a full-time position within the bargaining unit becomes available, the Company shall post a notice identifying the vacancy on its bulletin board for a period of two (2) full days, for each shift, during which time those employees interested shall apply for consideration of said vacancy.

16.2 If, in the opinion of the Company, none of the applicants interviewed can demonstrate they are qualified to perform the posted job, it may be filled by the Company by transferring a present employee (regardless of time in current position), with their consent, or by hiring a new employee, at its discretion.

16.3 In the selection of an employee to fill the vacancy, the Company shall first give consideration to skill and ability. In the event that skill and ability of two or more applicants are substantially equal, then plant-wide seniority shall be the deciding factor. A vacancy created by the termination or resignation of a new employee during their probationary period shall not require posting.

16.4 Internal department transfers need not to be posted and will be filled via department seniority. Unit members will have 24 hours after their next scheduled shift to provide response to the Company.

16.5 An employee transferred to any other classification in accordance with the bidding procedure herein set forth may not again exercise their bidding rights for a period of twelve (12) months from transfer to the new position. New hires are not eligible to transfer for twelve (12) months. Any employee may at any time change shifts within their current job classification when there is a posted opening.

16.6 An employee transferred to any classification shall be on a probationary period for up to thirty (30) calendar days. If, at any time during that period it should be determined that the transferred employee is unable to qualify for the job, the Company shall transfer them back to their prior classification.

16.7 An employee who wins a bid will have a trial period of up to three (3) days. If the employee desires to forfeit their opportunity to become permanently assigned to the bid job, they shall notify the Company during the trial period. Upon notification, they will be restored to their previous job.

16.8 An employee transferred to any classification in accordance with the provisions of this section shall receive the rate for that classification as of the date they commence work in that classification.

16.9 An employee who is temporarily transferred from their own job to another job, having work available on their own job at the time, shall receive the higher rate of pay that applies to either job.

16.10 A shop steward may sign up for an open position on behalf of an absent employee,

16.11 Employees on a Final Written Warning for Conduct cannot sign for an internal job posting until post one year of the date of Final Warning.

16.12 No employee that is transferred from or displaced from their current job title and or pay grade due to business needs, department shutdown or lack of work shall receive a lower base rate pay than their base pay at the time of transfer.

ARTICLE 17

Bulletin Boards

17.1 The Company shall provide four (4) bulletin boards for the use of the Union. The bulletin boards shall be located at the east and west employee entrances and in both breakrooms. Items to be posted on the union bulletin boards shall be signed by the President, Secretary-Treasurer or Business Agent of the Union or a Steward and shall be limited to Union business. No derogatory material will be posted.

ARTICLE 18

Shop Stewards

18.1 The Company shall recognize and interact with up to six (6) Union designated Shop Stewards (no more than two (2) of whom shall come from any shift) as the representatives of the Union within the plant. No more than two stewards will be paid to attend monthly on-site union and/or union/management meetings. Up to two more may attend without pay or penalty.

18.2 The authority of Shop Stewards so designated by the Union shall be limited to, and not exceed, the investigation and presentation of grievances and working with management on discipline and other employee issues in accordance with the provisions of this Agreement. Shop Stewards shall have no authority to take strike action or any other action interrupting the Company's business. The Company recognizes these limitations upon the authority of Shop Stewards and shall not hold the Union liable for any unauthorized acts. The Company in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event any Shop Steward has taken unauthorized strike action, slowdown, or work stoppage in violation of this Agreement.

18.3 A written list of the Shop Stewards shall be furnished to the Company immediately after their designation and the Union shall notify the Company promptly of any change in the Shop Stewards. One of the six (6) unit members identified on the list shall be designated as Chief Steward.

18.4 The Company will agree to such reasonable arrangements as may be necessary for the Shop Stewards to properly and expeditiously handle grievances. The Shop Stewards must obtain permission of their immediate supervisor and the permission of the Supervisor of the department into which they find it necessary to enter, which permission will not be unreasonably refused. Shop Stewards may visit appropriate places in the plant for the purpose of making reasonable investigation as to grievances which have been filed. Following no less than forty-eight (48) hour notice given to the Head of Human Resources, the Union Business Agent shall be provided reasonable access to meeting locations at the plant, to be designated by the Company, for the purpose of exercising the rights set forth in 19.3 and/or participating in an arbitration. Under such circumstances, the Union Business Agent shall be escorted by a representative of the Company at all times while on the premises.

18.5 Employees who wish to speak to their shop steward, must obtain permission from their immediate supervisor excluding scheduled breaks and outside work hours. This meeting should not exceed fifteen (15) minutes.

18.6 The Shop Stewards shall receive their regular pay for time spent in investigating or settling grievances. Grievances shall be handled during working hours. The discussion of a grievance between an employee and a Shop Steward shall not exceed fifteen (15) minutes.

18.7 The employer agrees to grant requests for time off without pay, to any one Union Steward per event designated by the union to attend a labor convention or to serve on other official Union business, provided two (2) weeks' notice is given to the employer by the Union Business Agent specifying the length of time off needed. This will be done with no discrimination, or loss of seniority rights.

18.8 Distribution of Dues Receipts shall follow the protocol outlined in the September 2016 Memorandum of Understanding (APPENDIX C).

ARTICLE 19

Grievances - Arbitration

Grievances

19.1 For the purpose of this Agreement, the term "grievance" means any dispute between the Company and the Union concerning the effect, interpretation, application, claim of breach or violation of this Agreement.

19.2 All grievances involving individual employees shall be presented to the employee's immediate supervisor by or through the Shop Steward within five (5) business days after the grievance has become known to the grieving party. The date on which the grievance has become known to the grieving party shall hereinafter be referred to as the "grievance date."

19.3 If the grievance is not resolved within ten (10) business days after the grievance date, it may be submitted in writing to the Company within fifteen (15) business days after the grievance date for discussion by a Union official and the Company's designated representative. The Company will normally respond in writing within twenty (20) business days of the grievance date.

19.4 If not settled within twenty (20) business days after the grievance date, the Union must submit the matter to arbitration by the 30th business day after the grievance date.

19.5 Failure of the Union or an employee to file a grievance or to submit a grievance in writing or move the process to the next step within the time limits set for the above, shall be construed as acceptance of the last answer or decision given by the Company. Failure of the Company to notify the Union of its rejection of the grievance within twenty (20) business days after the grievance date shall constitute denial of the grievance, and the Union may proceed to arbitration.

19.6 Written notices required under this section, shall be delivered by the Union to the Company within the times limited. In the event of a submission to arbitration, the Union and the Company shall promptly proceed in starting the arbitration process as outlined starting in 19.9.

19.7 By mutual agreement, the time limits may be extended or curtailed.

19.8 An aggrieved employee shall have the right to be present, and to have a Steward or a Business Agent, as the case may be, present when the grievance or a grievance against them is being settled or processed.

Arbitration

19.9 Any and all disputes and controversies arising under or in connection with the terms or provisions of this Agreement, or in connection with or relating to the application or interpretation of any of the terms or provisions hereof, which the representatives of the Union and the Company have been unable to adjust, shall be submitted to Arbitration, at the request of either party, through the American Arbitration Association.

19.10 The L.A.R. rules of the American Arbitration Association will be followed.

19.11 The decision of the Arbitrator shall be final and binding upon the parties. The fees and expenses of the Arbitrator in such cases shall be borne equally by the parties. If, after an arbitration is scheduled, one party decides to cancel the arbitration and a cancellation fee is incurred, the cancelling party shall pay the whole cancellation fee.

19.12 On the day of an arbitration a Union Steward will be paid for attending the arbitration, but only the time spent in actual arbitration, not prep time nor travel time. Subpoenaed employees will be excused for attendance purposes to participate in an arbitration, however will not be paid by the Company.

19.13 The arbitration procedures herein contained shall be the exclusive remedy for the enforcement of this Agreement and for the adjudication of any grievances arising hereunder, and such arbitration procedures may be instituted only by the Union or the Company.

19.14 The arbitrator shall not have the authority to add to, delete from, or modify this Agreement. The arbitrator shall have the authority to decrease the discipline which is the subject of any grievance and arbitration proceeding.

ARTICLE 20

Strikes and Lockouts

20.1 The Union will not call or sanction any slowdown, strike or concerted stoppage during the term of this Agreement.

20.2 The Company agrees not to lock-out its employees during the term of this Agreement, and the Union agrees not to call any strike or stoppage for any reason whatsoever.

20.3 In the event of a strike, walkout, stoppage of work, deliberate slowdown, or other similar interruption of work during the life of this Agreement, the Union and its Business Agents will do all in their power to secure a return of the employees to work in order that the dispute or grievance can be settled according to the procedure provided for in this Agreement. The Company may discipline or discharge the employees involved.

ARTICLE 21

Alteration of Agreement

21.1 This Agreement shall constitute the sole and entire Agreement between parties hereto, superseding and canceling all previous commitments and standings between them oral or written, and no agreement, alteration, understanding, variations, waiver, or modification of any of the terms, or conditions, or covenants contained herein, shall be made by an employee or group of employees with the Company and in no case shall any agreement, alteration, understanding, variation, waiver or modification of any of the terms, or conditions, or covenants of this Agreement be binding upon the parties hereto, unless such agreement is made and executed in writing between the parties hereto.

21.2 The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of all the terms and conditions herein.

ARTICLE 22

Group Leaders

22.1 Group Leaders are to be appointed by the Company at its discretion. The company will interview candidates and solicit employee input. The Company reserves the right, at its discretion, to designate employees as group leaders and withdraw such designation. When the Company determines that no group leader in a particular group is needed, it may discontinue such position.

22.2 Any employee designated as a Group Leader, while and only while so designated, shall receive up to $1.00 more per hour than their current wage. Each newly designated Group Leader will immediately receive a $.50c per hour raise. After six (6) months in that role, they will be subject to a performance review. If the Group Leader's performance is satisfactory, they shall at that time receive another $.50c/hour raise, to a total of $1.00 an hour more than the beginning wage. A list of employees within the area of the group leaders' responsibilities will be provided as well as additional duties and expectations for the role.

22.4 Group leaders shall be expected to perform actual labor according to the job classification which they hold. Group leader designation is not intended to confer any status on employees beyond that which is indicated by this Agreement. The Group Leader position is intended to manage work flow and not to take on supervisory duties.

ARTICLE 23

Joint Standing Committee

23.1 The difficulty of providing answers to all questions which might arise during the life of any Agreement requires the implementation of a Joint Standing Committee to deal with unforeseen problems, new developments and emerging opportunities. The purpose of the Committee shall be to promote good communications, jointly analyze contract questions and consider potential modifications to this Agreement.

23.2 The parties shall mutually agree to the composition of any Joint Standing Committee meeting based on the issue to be discussed. Participation shall not be arbitrarily denied.

ARTICLE 24

Duration

24.1 This Agreement shall be effective as of May 15, 2025, and remain in full force and effect to and including May 15, 2028, and thereafter, until terminated by either party by sixty (60) days written notice to the other party by registered or certified mail.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized official and the Union has caused this instrument to be executed by its officer duly authorized to enter into and execute said Agreement by a vote of said Union and who hereunto set their hands and seals this 27th day of June 2025.

Elmet Technologies LLC	TEAMSTERS UNION

Lewiston, Maine	LOCAL #340 affiliated with the International Brotherhood of Teamsters

/s/ Derek Fox	/s/ Brett Miller
Derek Fox, CEO	Brett Miller, President & Business Agent

/s/ Tina Albert-Dumond	/s/ Ed Marzano
Tina Albert-Dumond, HR Manager	Ed Marzano, Secretary Treasurer

/s/ Finnian Donovan	/s/ Chris Shepard
Finnian Donovan, Director of Operations	Chris Shepard, Business Agent

APPENDIX A

Classification	Pay Grade	Minimum	Midpoint	Maximum
Janitor	1	17.50	20.50	23.00

Chemical Cleaning Operator	5	18.00	22.00	26.00

Centerless Grinder	6	18.00	22.50	27.00
Factory Utility Worker
Inspector- Refractory Metals
Material Preparer- Lapping
Material Preparer- Parts & Rod
Parts Former- Leads and Support
Precision Machinist

Fine Wire Specialist	7	18.00	23.00	28.00
Heavy Wire Specialist
Material Finisher
Metal Working Specialist (Swaging)
Powder & Ingot Specialist
Precision Machinist
Shipping Room Specialist

Pressing & Finishing Operator	8	18.50	23.50	28.50

Precision Machinist	9	20.00	26.50	33.00
Materials Technician

Maintenance Technician	10	21.00	27.50	34.00

Master Machinist	11	25.00	31.00	37.00

APPENDIX B

PENSION PLAN ARTICLE

Section 1. This Pension Article shall supersede and prevail over any other inconsistent provisions or articles contained within this agreement.

Section 2. The Employer and the Union agree that, pursuant to the Withdrawal Agreement entered into between the Employer, the Union, and the New England Teamsters Pension Fund (the "Pension Fund") dated as of 01/30/2013, the Employer withdrew from the Pension Fund as of midnight on 09/29/2012.

Section 3. The Employer and the Union agree that, pursuant to the Reentry Agreement, dated 12/10/2012, entered into between the Employer, the Union, and the Pension Fund, the Employer reentered the Pension Fund as a New Employer pursuant to the terms and conditions of that Reentry Agreement, and except as provided in that Reentry Agreement, for the duration of the current Collective Bargaining Agreement between the Union and the Employer, and any renewals or extensions thereof, the Employer shall make payments to the Pension Fund for each and every regular employee of the Employer performing work within the scope of and covered by this Collective Bargaining Agreement, irrespective of his or her status as a member or nonmember of the Local Union, after a cumulative (combined) period of no less than eighteen

(18) months, as follows:

(a)	The Parties agree that the required contribution increase corresponding to the New Employer Pool shall obligate Elmet to contribute an additional $0.25 per hour, according to the schedule below, for a period of five (5) years.

(b)	For each hour or portion thereof, figured to the nearest quarter (1/4) hour for which an employee receives pay or for which pay is due, the Employer shall make an hourly contribution of to the New England Teamsters Pension Fund following the schedule listed below:

Effective	5/15/2025	5/15/2026	5/15/2027
Total Rate [Base contribution+ Maintenance benefit]	$2.82	$3.07	$3.32
Not more than: per week for any one employee from first hour of employment in such week	$112.80	$122.80	$132.80

(c)	For the purpose of this section, each hour for which wages are paid or due, or any portion thereof, figured to the nearest quarter hour, as well as hours of paid vacation, paid holidays and other hours for which union pay is due or received by the employee, shall be counted as hours for which contributions are payable. In computing the maximum amount due any week, there shall not be any daily limit on the number of hours for any one day in such week, whether such hours are performed on straight time or overtime rates, but payments shall be made at the amount set forth above.
(d)	If a regular employee is absent because of illness or off-the-job injury and notifies the Employer of such an absence, the Employer shall continue to make the required contributions for a period of four (4) weeks for forty (40) hours per week. If an employee is injured on the job, the Employer shall continue to pay the required contributions at the rate of forty (40) hours for each such week until the Employee returns to work. However, such contributions of forty (40) hours shall not be paid for a period of more than twelve (12) months.

Section 4. Subject to the Reentry Agreement, the Employer agrees to and has executed a copy of the New England Teamsters Pension Fund Agreement and Declaration of Trust, dated April 11, 1958, and accepted such Agreement and Declaration of Trust, as amended, and ratifies the selection of the Employer's trustees, now or hereafter serving as such, and all action heretofore or hereafter taken by them within the scope of their authority under such Agreement and Declaration of Trust.

Section 5. The parties agree that the Pension Plan adopted by the Trustees of the New England Teamsters Pension Fund shall at all times conform to the requirements of the Internal Revenue Code so as to enable the Employer at all times to treat its contributions made to the Fund as a deduction for income tax purpose.

Section 6. It is also agreed that all contributions shall be made at such time in such manner as the Trustees shall reasonably require; and further that the Trustees shall have the authority to have an audit of the payroll and wage records of the Employer for all employees performing work within the scope of and/or covered by this collective bargaining agreement for the purpose of determining the accuracy of contributions to the Pension Fund and adherence to the requirements of this Article of the collective bargaining agreement regarding coverage and contributions. Such audit may, at the option of the Trustees, be conducted by an independent certified public accountant or a certified public accountant employed by the New England Teamsters Pension Fund.

Section 7. If the Employer shall fail to make contributions to the Pension Fund by the twentieth (20th) day of the month following the month during which the employees performed work or received pay or were due pay within the scope of this collective bargaining agreement, up to and including the last completed payroll period in the month for which contributions must be paid or if the Employer, having been notified that its contributions to the Fund have been under reported and/or underpaid, fails within twenty (20) days after such notification to make any required self-audit and/or contributions found to be due, the Local Union shall have the right after an appropriate 72 hour notice to the Employer, to take whatever steps it deems necessary to secure compliance with this agreement, any provisions of this collective bargaining agreement to the contrary notwithstanding, and the Employer shall be responsible to the Employees for losses resulting therefrom. Also, the Employer shall be liable to the Trustees for all costs of collecting the payments due together with attorneys' fees and such interest, liquidated damages or penalties which the Trustees may assess or establish in their discretion. The Employer's liability for payment hereunder shall not be subject to the grievance procedure and/or arbitration if such is provided in this agreement.

Section 8. It is understood and agreed that once a payment or payments are referred to an attorney for collection by the Trustees of the New England Teamsters Pension Fund and/or the Local Union, the Local Union and its business agents or chief executive officer shall have no right to modify, reduce or forgive the Employer with respect to its liability for unpaid contributions, interest, liquidated damages or penalty as may be established or assessed by the Trustee in their discretion against delinquent Employers.

Section 9. The Employer and the Union expressly agree to all of the provisions of the aforesaid Reentry Agreement and incorporate the same into this Article by reference thereto. No oral or written modification of this Article regarding pension and retirement shall be made by the local Union or the Employer and, if made, such modification shall not be binding upon the Employees performing work within the scope of this Collective Bargaining Agreement and covered by this Article or upon the Trustees of the Pension Fund.

APPENDIX C

1. Both Parties agree that the distribution of dues receipts may not represent an opportunity for stewards to interrupt work production. Both Parties agree that the manner of distribution of dues receipts may not interfere with workplace safety or create a safety hazard on the premises.

2. Both Parties agree that Local 340 union stewards shall have the right to distribute monthly dues receipts to unit members, subject to the following conditions, which shall be being binding without limitation:

a.	The distribution of dues receipts to unit members shall occur no more frequently than once each calendar month. Stewards shall have the right to complete the monthly distribution process over the span of more than one (1) workday, although this process shall not take any more than three (3) workdays each month.

b.	Stewards shall limit their distribution of dues receipts to unit members, to periods of non-working time. In doing so, stewards shall be permitted to hand out dues receipts to unit members, on the premises, in person.

c.	Local 340 agrees to notify its unit members that they are required to continue working during the distribution of dues receipts by stewards.

d.	Subject to the foregoing conditions, the Company shall not unreasonably interfere in the distribution of dues receipts by stewards.

APPENDIX D

Elmet Technologies Plant Rules

Violations of the following Company Rules are subject to progressive discipline (oral warning, written warning, suspension, and ultimate discharge)

1.	Excessive absence or tardiness.

2.	Carelessness or unwillingness to learn or to perform work assigned.

3.	Causing a disturbance or engaging in horseplay on company premises.

4.	Failure to report defective work when discovered.

5.	Failure to report any injury to a coordinator or safety officer.

6.	Interfering with, obstructing, or otherwise hindering production or work performance.

7.	Wasting time or loitering during work hours.

8.	Selling, soliciting, or collecting contributions, for any purpose, on company premises without authorization from Human Resources.

9.	Disregarding company safety rules, or creating or contributing to unsanitary or unsafe conditions, including the failure to use safety equipment as required (protective clothing, safety glasses, safety shoes, earplugs, etc.).

10.	Tampering with or use by an employee of any equipment not assigned to him/her.

11.	Smoking or eating on company premises in unauthorized areas or at unauthorized times.

12.	Storing personal belongings or clothing in areas other than those assigned for that specific purpose.

13.	Displaying or removing any material within the facility, or distributing written matter of any description, at any time, without authorization by the Human Resources Department or the respective Process Improvement Teams.

14.	Excessive indiscriminate use of profane, insolent, suggestive, sarcastic, or insulting language.

15.	Wearing unsafe clothing, footwear, or jewelry.

16.	Altering work hours without authorization from coordinator.

17.	Disregarding any company rules.

The following actions include, but are not limited to, cause for immediate discharge:

1.	Any unlawful activities on company premises.

2.	Falsification of company records, including deliberately punching another employee's timecard, or having one's timecard punched by another employee.

3.	Any negligent or careless act which results, or may result, in personal injury, property damage or loss, or in placing the status or the operation of the company in jeopardy.

4.	Insubordination - willfully refusing or failing to follow instructions, perform assigned work or otherwise defying the authority of a company coordinator or manager.

5.	Theft, or removal from the premises, without proper authorization, of any company property, or the property of another employee, or deliberate and intentional destruction of company or other employee's property.

6.	Possession or use of firearms or explosives on company premises.

7.	Possession, or use, of alcoholic beverages, drugs, or controlled substances on company premises.

8.	Reporting for work under the influence of alcohol or drugs.

9.	Immoral conduct or indecency on company premises.

10.	Any conduct within the definition of sexual harassment.

11.	Striking, fighting with, intimidating, or threatening another employee at any time.

12.	Failure to treat co-workers with dignity and respect which may mean engaging in disruptive behavior including yelling, using profanity, waiving of arms or fists, or verbally abusing others.

13.	Sleeping on company premises during scheduled hours.

14.	Games of chance on company time or on company property (i.e. 50/50 lotteries, pools, etc.).